Exhibit 2.2

SHARE CERTIFICATE

OF

YD BIO LIMITED

INCORPORATED IN THE CAYMAN ISLANDS

Authorised Capital: US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON / CORPORATION IS THE REGISTERED HOLDER OF THE SHARE(S) SPECIFIED HEREUNDER SUBJECT TO THE LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

NAME AND ADDRESS	NO. OF SHARE(S)	CERTIFICATE NUMBER	DATE OF ISSUE
[**]	- [**] - Ordinary Shares	- [**] -	[**]

EXECUTED AS A DEED BY THE COMPANY ON THE DATE STATED ABOVE

Director

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE